12/6/17
T. Rowe Price Group, Inc. 2012 Long-Term Incentive Plan
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STATEMENT OF ADDITIONAL TERMS
REGARDING AWARDS OF STOCK OPTIONS
(version 3A)
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This Statement of Additional Terms Regarding Awards of Stock Options made on or after December 6, 2017 (the “Terms”) and all of the provisions of the T. Rowe Price Group, Inc. 2012 Long-Term Incentive Plan (the “Plan”) are incorporated into your stock option award, the specifics of which are described on the “Notice of Grant of Stock Option Award” (the “Notice”) that you received. Once you have accepted the Notice in accordance with the instructions set forth thereon, the Terms, the Plan and the Notice, together, constitute a binding and enforceable contract respecting your stock option award. That contract is referred to in this document as the “Agreement.”

1.    Terminology. Capitalized words and phrases used in these Terms are defined in the Glossary at the end of this document or the first place such word or phrase appears in this document.

2.    Vesting.

(a)    Vested Status upon Grant Date. All of the Options are nonvested and forfeitable as of the Grant Date. For clarity, as used in this Agreement, the term “vest” means that the Options become exercisable for the purchase of Common Stock. The fact that an Option has become vested does not mean or otherwise indicate that you have an unconditional or nonforfeitable right to such Option. A vested Option remains subject to the terms, conditions and forfeiture provisions provided for in the Plan and in this Agreement.

(b)    Vesting Schedule. So long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the Options will vest and become exercisable on the vesting dates as set forth in the correlating Notice.

(c)    Post-employment Vesting Continuation.

(i)    If, as of the date on which your Termination of Service occurs, you have attained age 60 and have at least ten years of Service credit with the Company (as determined by the Committee), including Service with any successor to the Company, then, except as otherwise provided in this Agreement, the then-unvested Options with a Grant Date on or after December 6, 2017 that have not been previously forfeited and that are scheduled to vest during the period immediately following your Termination of Service will vest and become exercisable on their scheduled vesting dates set forth in the correlating Notice notwithstanding the fact that your Service has terminated.

(ii)    Notwithstanding the provisions of Section 2(c)(i) to the contrary, unless the Committee determines otherwise, your unvested Options will be immediately forfeited for no consideration, no further vesting will accrue and no shares of Common Stock will be delivered in respect thereof, if you breach any of the restrictive covenants set forth in Section 6.

(d)    Vesting upon Death or Disability. All of the Options that have not already vested or been previously forfeited will vest and become exercisable upon your death or Termination of Service due to your Total and Permanent Disability.

(e)    Double-trigger Vesting. If, coincident with or during the 18-month period following the effective date of a Change in Control, your Service is terminated either (i) by the Company or a successor to the Company other than for Cause, Total and Permanent Disability or death or (ii) by you for Good Reason, then all of the Options that have not already vested or been previously forfeited or terminated in connection with the Change in Control will vest and become exercisable upon such Termination of Service.

3.    Exercise of Options.

(a)    Exercisability. None of the Options are exercisable as of the Grant Date. The Options will become exercisable in installments in accordance with the Vesting Schedule set forth in the correlating Notice, so long as you are in the continuous Service of the Company from the Grant Date through the applicable vesting dates or as otherwise provided in Section 2 above.

(b)    Option Exercise Rights.

(i)    You may exercise the Options, to the extent they have become exercisable, on any business day on or before the Expiration Date or the earlier termination of the Options, unless otherwise provided under applicable law. For this purpose, a business day is any day, other than a weekend or U.S. federal holiday, on which Price Group’s principal executive offices (in Baltimore, Maryland -- Pratt Street) are open for business. You are not required to exercise your Options when they vest. Vested Options will accumulate and be exercisable by you, in whole or in part, at any time before the Options expire or are otherwise forfeited or terminated.

(ii)    Notwithstanding the foregoing, if at any time the Committee determines that the delivery of Common Stock under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign (non-United States) securities laws, your right to exercise the Options or receive Common Stock pursuant to the Options will be suspended until the Committee determines that such delivery is lawful. Likewise, if at any time the Committee determines that the delivery of Common Stock under the Plan or this Agreement is or may violate the rules of the national securities exchange on which the Common Stock is then listed for trade, your right to exercise the Options or receive Common Stock pursuant to the Options will be suspended until the Committee determines that such exercise or delivery would not violate such rules. Any suspension of your right to exercise the Options under this paragraph will not extend the Expiration Date of the Options and your Options could expire unexercisable during such a suspension.

(iii)    Section 5 below describes certain limitations on exercise of the Options that apply in the event of your death, Total and Permanent Disability, or Termination of Service, which limitations could terminate your right to exercise the Options earlier than the Expiration Date.

(iv)    You may exercise the Options only in multiples of whole shares. No fractional shares of Common Stock will be issued under the Options.

(c)    Exercise Procedure. In order to initiate an exercise of your Options, you must deliver the following items to the Company’s Payroll and Stock Transaction Group in the CFO-Finance Department in the Baltimore, Maryland - Pratt Street office:

(i)    an exercise notice, in such manner and form (including, without limitation, electronic on-line format) as the Committee may require from time to time, that specifies the number of shares of Common Stock you then desire to purchase under the Options and your method of payment of the aggregate purchase price; and

(ii)    full payment of the aggregate purchase price for the shares specified in the exercise notice or properly executed, irrevocable instructions, in such manner and form as the Committee may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 3(e) of this Agreement.

(d)    Date Exercise becomes Effective.

(i)    Your exercise will become effective (the “Exercise Date”) as follows, provided that such exercise otherwise is permitted under and complies with all applicable laws:

(A)    on the date on which both the exercise notice and payment of the aggregate purchase price is received by the Company’s Payroll and Stock Transaction Group, if such items are received by 5:00 p.m. U.S. Eastern Time on a business day;

(B)    on the first business day after the date on which both the exercise notice and payment of the aggregate purchase price is received by the Company’s Payroll and Stock Transaction Group, if such items are received after 5:00 p.m. U.S. Eastern Time or are received on a day that is not a business day; or

(C)    on the date on which the sale of shares is executed via a broker-assisted cashless exercise, as confirmed by the brokerage firm, if the exercise notice is accompanied by instructions to effectuate a broker-assisted cashless exercise.

(ii)    You are responsible for ensuring that your exercise notice and payment of the aggregate purchase price or instructions to effectuate a broker-assisted cashless exercise are received by the Company’s Payroll and Stock Transaction Group with sufficient time to enable the Exercise Date to occur in accordance with the foregoing rules before the Options expire, are forfeited or otherwise terminated. Because The Nasdaq Stock Market closes at 4:00 p.m. U.S. Eastern Time, any broker-assisted cashless exercise instruction received by the Company’s Payroll and Stock Transaction Group after 4:00 p.m. U.S. Eastern Time cannot be processed until the next business day on which The Nasdaq Stock Market is open for trading. If your broker-assisted cashless exercise instruction results in the sale of shares over a number of days, each day on which a sale occurs will constitute the Exercise Date of the Option with respect to the shares sold on such day.

(e)    Method of Payment.

(i)    You may pay the aggregate purchase price for the shares specified in the exercise notice by:

(A)    delivering cash, wire or fund transfer, check, bank draft, postal or express money order payable to the order of the Company, or other cash equivalent acceptable to the Committee in its discretion, in each such case in currency acceptable to the Committee;
(B)    executing a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm designated or approved by the Committee, under which the broker is irrevocably instructed to deliver to the Company on your behalf an amount, in cash or acceptable cash equivalents, sufficient to pay the aggregate purchase price for the shares of Common Stock you then desire to purchase under the Options (plus applicable Withholding Taxes, if any), and the Company is instructed to deliver the shares to the broker upon receipt of such amount;
(C)    unless Iimited by the Committee, tendering to the Company (via attestation in a form satisfactory to the Committee) other shares of Common Stock owned by you,

in which case the Company will attribute to the tendered shares a value equal to the official closing price per share of Common Stock for the regular market session of The Nasdaq Stock Market (or the principal market for the Common Stock as determined by the Committee if the Common Stock is not listed for trade on The Nasdaq Stock Market or is listed or admitted to trading on more than one exchange or market) on the Exercise Date or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Committee may select;
(D)    unless Iimited by the Committee, electing net share settlement with respect to any portions of the Options that do not qualify as incentive stock options within the meaning of Section 422 of the Code;
(E)    any other method approved by the Committee with respect to Options that do not qualify as incentive stock options within the meaning of Section 422 of the Code; or
(F)    any combination of the foregoing.

(ii)    The Committee in its discretion may place limitations on the extent, if any, to which you may pay the aggregate purchase price by tendering shares of Common Stock or electing net share settlement, and in no event may you pay the purchase price through either of those two methods if you are a resident of Canada. If the shares of Common Stock tendered or withheld are insufficient in value to pay the aggregate purchase price, you must deliver the net unpaid amount to the Company’s Payroll and Stock Transaction Group on the Exercise Date in cash or in one of the specified forms of acceptable cash equivalents; provided, however, that if the net unpaid amount is less than the value of one share of Common Stock, the Company may allow you to pay such amount by having it withheld from your next paycheck.

(f)    Tax Withholding. By accepting the Options, you agree to make adequate provision for foreign (non-United States), federal, state and local taxes and social insurance contributions (collectively, “Withholding Taxes”) required by law to be withheld, if any, which arise in connection with the Options. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock under the Options) the amount of any Withholding Taxes required by law to be withheld as a result of the grant, vesting or exercise of the Options, in whole or in part, or as otherwise may be required by applicable law; provided, however, that the value of the shares of Common Stock withheld may not exceed, by more than a fractional share, the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld. If you do not make such payment when requested, the Company may refuse to issue any Common Stock or deliver any stock certificate under this Agreement or otherwise release for transfer any such shares until arrangements satisfactory to the Company for such payment have been made. The Company may, in its sole discretion, permit or require you to satisfy, in whole or in part, any Withholding Tax obligation which may arise in connection with the Options either by having the Company withhold from the shares to be issued upon exercise that number of shares, or by delivering to the Company already-owned shares, in either case having a fair market value equal to no more than the amount necessary to satisfy the statutory minimum withholding amount due.

(g)    Issuance of Shares upon Exercise. The Company will issue to you the shares of Common Stock underlying the Options you exercise as soon as practicable after the exercise date, subject to the Company’s receipt of the aggregate purchase price and the requisite Withholding Taxes, if any. Unless and until you request the Company to deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker, bank or nominee on your behalf, the Company will retain the shares that you purchased through exercise of the Options in uncertificated book entry form. Any share certificates delivered will, unless the shares of Common Stock are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares of Common Stock. If you purchase shares of Common Stock under Options that qualify as incentive stock options within the meaning of Section 422 of the Code, the Company may take reasonable measures, which you agree to abide by when accepting the correlating Notice, to track the ownership of such shares until the date on which a sale or disposition of the shares by you would no longer constitute a disqualifying disposition within the meaning of Section 422 of the Code.

4.    Forfeiture of Unvested Options upon Termination of Service. If your Service ceases for any reason before you (i) have attained age 60 and (ii) have at least ten years of Service credit with the Company (as determined by the Committee), including Service with any successor to the Company, all Options that are not then vested or eligible for future vesting, after giving effect to the applicable provisions of Section 2 above, will be immediately forfeited upon such cessation for no consideration.

5.    Exercise Periods upon Termination of Service. The period during which you may exercise Options after your Service with the Company terminates is dependent upon your attained age and cumulative years of Service credit with the Company, including Service with any successor to the Company, as of the date on which your Service terminates, as follows:

(a)    Termination before Attaining Age 55 with 10 Years of Service. If, as of the date of your Termination of Service, you have not attained age 55 or do not have at least ten years of Service credit with the Company (as determined by the Committee), including Service with any successor to the Company, your vested Options will terminate 90 days after the date on which your Service terminates, but in no event later than the Expiration Date.

(b)    Termination after Attaining Age 55 with 10 Years of Service. If, as of the date of your Termination of Service, you have attained age 55, but not yet attained age 58, and you have at least ten years of Service credit with the Company (as determined by the Committee), including Service with any successor to the Company, your vested Options will terminate 13 months after the date on which your Service terminates, but in no event later than the Expiration Date.

(c)    Termination after Attaining Age 58 with 10 Years of Service. If, as of the date of your Termination of Service, you have attained age 58, but not yet attained age 60, and have at least ten years of Service credit with the Company (as determined by the Committee), including Service with any successor to the Company, your vested Options will terminate 36 months after the date on which your Service terminates, but in no event later than the Expiration Date.

(d)    Termination after Attaining Age 60 with 10 Years of Service. If, as of the date of your Termination of Service, you (i) have attained age 60 and (ii) have at least ten years of Service credit with the Company (as determined by the Committee), including Service with any successor to the Company, your vested Options determined as of the date of your Termination of Service will terminate 36 months after the date on which your Service terminates, but in no event later than the Expiration Date. Furthermore, any Options with a Grant Date on or after December 6, 2017 that become vested pursuant to Section 2(c) above following the date on which your Service terminates will terminate 3 months after the date on which the last of the Options subject to Section 2(c) would otherwise, under the terms of their correlating Notice, vest, but in no event later than the Expiration Date.

(e)    Disability. If your Termination of Service is due to your Total and Permanent Disability, your vested Options will terminate (i) 13 months after the date on which your Service terminates or, if later, (ii) upon the date specified in Section 5(c) or 5(d), whichever subsection is applicable (if any) based on your attained age and Service credit when your Termination of Service occurs, but in no event later than the Expiration Date.

(f)    Death. If your death occurs prior to your Termination of Service or during any of the periods described in Sections 5(a), 5(b), 5(c), 5(d) or 5(e) above during which your vested Options remained exercisable by you, then your estate, personal representative or any beneficiary, heir or legatee to whom the Options have been transferred will be permitted to exercise such vested Options during the (i) 13-month period immediately following your date of death or, if longer, (ii) through the date specified in Section 5(c), 5(d), or 5(e), whichever subsection is applicable (if any) based on your attained age and Service credit when your Termination of Service occurred, but in no event later than the Expiration Date. To the extent unexercised, the vested Options will terminate upon the expiration of the applicable period specified in the immediately preceding sentence. Any person seeking to exercise your Options following your death must provide to the Company appropriate documentation as may be requested by the Committee to establish your death and such person’s right to exercise the Options.

(g)    Extraordinary Corporate Events. Each of the periods in which vested Options may be exercised following your Termination of Service described in this Section 5 is subject to being superseded by the provisions of the Plan with respect to a Change in Control, merger, consolidation, stock rights offering, liquidation or dissolution, statutory share exchange or similar event affecting Price Group.

6.    Restrictive Covenants.

(a)    Termination of Vesting/No Extension of Exercise Period. Notwithstanding anything in Section 2 or Section 5 to the contrary, unless the Committee determines otherwise, upon the occurrence of any Prohibited Action set forth in Section 6(b), the following shall occur with respect to your Options: (i) no further Options will become vested and any then-unvested Options will terminate immediately, and (ii) all Options that were vested as of the date on which your Termination of Service occurred and any Options that became vested pursuant to Section 2(c) after your Termination of Service occurred shall terminate 90 days after the date on which your Termination of Service occurred or on the date on which the Prohibited Action occurred if later, but in no event later than the Expiration Date. For clarity, unless the Committee determines otherwise, the Options described in clause (ii) of the immediately preceding sentence will terminate immediately if a Prohibited Action occurs later than the 90th day after the date on which your Termination of Service occurred.

(b)    Prohibited Actions. The following actions are considered Prohibited Actions and subject to the consequences set forth in Section 6(a) above, whether engaged in by you directly or indirectly, either as an employee, employer, consultant, or in any other capacity:

(i)    engaging in any Competing Business. “Competing Business” shall be defined as the business of investment advisory services to individual and/or institutional investors, retirement plan services, discount brokerage, trust services, and any other business that is competitive with the business activities of the Company;

(ii)    soliciting, encouraging, or inducing any customers or clients of the Company who were current or prospective customers or clients as of the date on which your Termination of Service occurred, to terminate or reduce his, her or its relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, or otherwise interfering with any such business relationship with the Company, including by encouraging or suggesting any investment management client of the Company (A) to withdraw any funds for which the Company provides investment management or advisory services, or (B) not to engage the Company to provide investment management or advisory services for any funds;

(iii)    (A) soliciting, encouraging, or inducing any officer, director, employee, agent, partner, consultant or independent contractor of the Company to terminate, modify or reduce his or her relationship with the Company, (B) hiring, employing, supervising, managing or engaging any such individual, or (C) otherwise attempting to disrupt or interfere with the Company’s relationship with any such individual;

(iv)    using, reproducing, or disclosing any Confidential Information of the Company. “Confidential Information” shall be defined as client and customer lists, information with respect to the name, address, contact persons or requirements of any customer or client, other information relating to clients and prospective clients from whom the Company has solicited business or plans to solicit business, information relating to business plans and business that is conducted or anticipated to be conducted, research, technology, computer software, processes, products, pricing, costs, business methods, business objectives or strategies, marketing plans and finances;

(v)    pleading guilty or nolo contendere (or a similar plea) to, or being convicted of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, as determined by the Committee in its sole discretion, or that legally prohibits you from working for the Company;

(vi)    breaching a regulatory rule that adversely affects your ability to perform your employment duties to the Company in any material respect; and

(vii)    failing, in any material respect, to (A) perform your employment duties, (B) comply with the applicable policies of the Company, (C) follow reasonable directions received from the Company or (D) comply with covenants contained in any contract with the Company to which you are a party.

(c)    Blue Pencil. If any of the provisions or terms of this Section 6 is construed by a court of competent jurisdiction to be invalid or unenforceable, it shall not affect the remainder of this Agreement, which shall be given full force and effect without regard to the invalid provision. Any invalid or unenforceable provision shall be reformed to the maximum time, geographic and/or customer limitations permitted by the applicable laws, so as to be valid and enforceable.

(d)    Notification To Company. For as long as you have vested Options that have not been exercised, you covenant and agree that you will disclose to the Company the identity of any new employer within two business days of being employed or engaged by such new employer, and at the time that you seek to exercise any Options you will provide to the Company information sufficient to confirm that you have not engaged in any Prohibited Actions.

7.    Nontransferability of Options. These Options are nontransferable otherwise than by last will and testament or the laws of descent and distribution and, during your lifetime, the Options may be exercised only by you or, during the period you are under a legal disability, by your guardian or legal representative, provided, however, that with the advance consent of the Committee, vested Options that are not incentive stock options within the meaning of Section 422 of the Code may be transferred to one or more of your family members or a trust, partnership or the like for the benefit of you and/or one or more of your family members. Except as provided above, the Options and, before exercise, the shares of Common Stock subject to purchase thereunder, may not be assigned, transferred, pledged, hypothecated, subjected to any “put equivalent position,” “call equivalent position” (as each preceding term is defined by Rule 16(a)-1 under the Securities Exchange Act of 1934), or short position, or disposed of in any way (whether voluntarily or involuntarily, by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

8.    Status for U.S. Federal Tax Purposes.

(a)    Nonqualified Options. If the correlating Notice provides that the Options are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code, this Agreement shall be so construed. In such case, by accepting the Options you acknowledge that, if you are a U.S. taxpayer for federal tax purposes, then upon exercise of the Options, you will recognize ordinary income in an amount equal to the excess, if any, of the Fair Market Value, as measured on the exercise date, of the shares of Common Stock purchased over the aggregate purchase price paid. If you are a taxpayer in any other jurisdiction, the taxation of your Options may be different. You must comply with the provisions of Section 3(e) of this Agreement with respect to any Withholding Tax obligations that arise as a result of such exercise.

(b)    Incentive Stock Options. If the correlating Notice provides that the Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, this Agreement shall be so construed to the fullest extent permitted by Section 422 of the Code, including the application of the limit provided by Section 422(d) of the Code. The Company, however, does not warrant any particular tax consequences of the Options. Section 422 of the Code provides limitations and other requirements, not set forth in this Agreement, respecting the treatment of the Options as incentive stock options. You should consult with your personal tax advisors in this regard. The quantity limitation and employment requirement pertaining to incentive stock options are outlined below.

(i)    Quantity Limitation. Pursuant to Section 422(d) of the Code, the aggregate fair market value (determined as of the Grant Date) of shares of Common Stock with respect to which all incentive stock options first become exercisable by you in any calendar year under the Plan or any other plan of the Company (and its parent and subsidiary corporations, within the meaning of Section 424(e) and 424(f) of the Code, as may exist from time to time) may not exceed $100,000 or such other amount as may be permitted from time to time under Section 422 of the Code. To the extent that such aggregate fair market value exceeds $100,000 or such other applicable amount in any calendar year, such stock options will be treated as nonqualified stock options with respect to the amount of aggregate fair market value thereof that exceeds the Code Section 422(d) limit. For this purpose, the incentive stock options will be taken into account in the order in which they were granted. The Company may designate the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of incentive stock options and the shares of Common Stock that are to be treated as stock acquired pursuant to nonqualified stock options by issuing separate certificates for such shares and identifying the certificates as such in the stock transfer records of the Company or by any other appropriate notation in the records of the Company.

(ii)    Employment Requirement. Except with respect to exercise after your death or Termination of Service due to Total and Permanent Disability, at all times during the period beginning with the Grant Date of an incentive stock option and ending on the day three months before the date of exercise, you must be an employee of Price Group or a subsidiary, as that term is defined in Section 424(f) of the Code, in order for the Option to be treated as an incentive stock option for U.S. federal tax purposes. Therefore, any part of the Options designated as intended to be incentive stock options that is not exercised either during your Service with Price Group or a subsidiary or within three months after your Termination of Service with Price Group or a subsidiary will not be treated as an incentive stock option for U.S. federal tax purposes when exercised. Similarly, if the entity with which you are employed ceases to be a subsidiary of Price Group, as that term is defined in Section 424(f) of the Code, then the Options will be treated as nonqualified stock options unless exercised within three months of such cessation.

9.    Adjustments for Corporate Transactions and Other Events.

(a)    Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting Price Group (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Price Group (each, a “Share Change”), the Committee shall make equitable and appropriate substitutions or proportionate adjustments to the number of outstanding Options, the purchase price per share, and the number of Options eligible to vest on each subsequent vesting date under the vesting schedule set forth on the Notice to reflect such event; provided, however, that any fractional Options resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive.

(b)    Discretionary Adjustments. In the case of Corporate Events, the Committee may make such other adjustments to outstanding Options as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Options in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Options, as determined by the Committee in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Price Group receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the purchase price per share of such Option shall conclusively be deemed valid and that any Option may be cancelled for no consideration upon a Corporate Event if its purchase price per share does not exceed the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Price Group and securities of entities other than Price Group) for the shares of Common Stock subject to outstanding Options, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Committee, of the surviving or successor entity or a parent thereof. Notwithstanding the foregoing, any adjustments made pursuant to Options that are incentive stock options within the meaning of Section 422 of the Code shall be made in compliance with the requirements of Section 424(a) of the Code.

(c)    Dissolution or Liquidation. Unless the Committee determines otherwise, all of the Options shall terminate upon the dissolution or liquidation of Price Group.

(d)    Change in Control. Notwithstanding anything in this Agreement or the Plan to the contrary, in the event that a Change in Control occurs, outstanding Options will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Options by, or for the substitution of equivalent options, as determined in the sole discretion of the Committee, of, the surviving or successor entity or a parent thereof. In the event of such termination, (i) the outstanding Options that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable, (ii) you will be permitted, immediately before the Change in Control, to exercise the Options, and (iii) the Committee may take any of the actions set forth in Section 9(a) and 9(b) with respect to any or all of the Options. Implementation of the provisions of the immediately foregoing sentence shall be conditioned upon consummation of the Change in Control.

10.    Non-Guarantee of Employment. Nothing in the Plan or this Agreement shall alter your employment status with the Company, nor be construed as a contract of employment between the Company and you, or as a contractual right of you to continue in the employ of the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Options or any other adverse effect on your interests under the Plan.

11.    Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to the shares of Common Stock subject to purchase under the Options until such shares have been issued to you upon the due exercise of the Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued to you.

12.    The Company’s Rights. The existence of the Options will not affect in any way the right or power of Price Group or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13.    Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Payroll and Stock Transaction Group in the CFO-Finance Department at the Company’s principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

14.    Electronic Delivery of Documents.

(a)    Methods of Delivery. The Company may from time to time electronically deliver, via e-mail or posting on the Company’s website, these Terms, information with respect to the Plan or the Options, any amendments to the Agreement, and any reports of the Company provided generally to the Company’s stockholders. You may receive from the Company, at no cost to you, a paper copy of any electronically delivered documents by contacting the Payroll and Stock Transaction Group in the CFO-Finance Department in the Baltimore, Maryland - Pratt Street office or by telephone, at 410-345-7716.

(b)    Consent and Acknowledgment. By your accepting the Notice correlating to these Terms, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Options and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

15.    Recoupment. The terms and conditions of the Company’s Policy for Recoupment of Incentive Compensation, adopted by the Board of Directors of the Company effective April 14, 2010, as amended from time to time or any successor thereto (the “Recoupment Policy”), are incorporated by reference into this Agreement and shall apply to your Options if you on the Grant Date are or subsequently become an executive officer or other senior executive who is subject to the Recoupment Policy.

16.    Entire Agreement. This Agreement, together with the correlating Notice and the Plan, contain the entire agreement between you and the Company with respect to the Options awarded hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the acceptance of the Notice correlating to these Terms with respect to the Options awarded hereunder shall be void and ineffective for all purposes.

17.    Amendment. Except as otherwise provided in the Plan, the Committee may unilaterally amend the terms of this Agreement, but no such amendment shall materially impair your rights with respect to your Options without your consent, except such an amendment made to cause the Plan or the Agreement to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for you or the Company or any of its Affiliates. The Company shall give written notice to you of any such alteration or amendment of this Agreement by the Committee as promptly as practical after the adoption thereof. The foregoing shall not restrict the ability of you and the Company by mutual consent to alter or amend this Agreement in any manner that is consistent with the Plan and approved by the Committee.

18.    Conformity with Plan. These Terms are intended to conform with, and are subject to all applicable provisions of, the Plan. In the event of any ambiguity in these Terms or any matters as to which these Terms are silent, the Plan shall govern. A copy of the Plan is available at https://home2.troweprice.com/tsso/tssoweb/SSOServlet or in hard copy upon request to the Company’s Payroll and Stock Transaction Group in the CFO-Finance Department in the Baltimore, Maryland - Pratt Street office or by telephone, at 410-345-7716.

19.    Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts that include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district that includes Baltimore, Maryland or any state court in the district that includes Baltimore, Maryland. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

20.    Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Committee in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Committee under or pursuant to this Agreement and any interpretation by the Committee of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Committee. You further agree that in the event that the Committee does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than 24 months after the Committee’s decision.

21.    Preemption of Applicable Laws or Regulations. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issue of shares to you, any law, regulation or requirements of any governmental authority having jurisdiction in the premises shall require either the Company or you to take any action in connection with the shares then to be issued, the issue of such shares will be deferred until such action shall have been taken.

22.    409A Savings Clause. This Agreement and the Options awarded hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the Options shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Options. Should any provision of this Agreement or the Options be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Committee and without requiring your consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The preceding provisions shall not be construed as a guarantee or warranty by the Company of any particular tax effect of the Options.

23.    Service and Employment Acknowledgments. By accepting the Notice, you acknowledge and agree that: (i) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement; (ii) you are voluntarily participating in the Plan; (iii) the award of Options is a one-time benefit that does not create any contractual or other right to receive future awards of Options, or compensation or benefits in lieu of Options, even if Options have been awarded repeatedly in the past; (iv) all determinations with respect to any such future awards, including, but not limited to, the times when Options shall be awarded or shall become vested or exercisable and the number of Options subject to each award, will be at the sole discretion of the Committee; (v) the value of the Options is an extraordinary item of compensation that is outside the scope of your employment contract, if any; (vi) the value of the Options is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension, welfare or retirement benefits; (vii) the vesting of the Options ceases upon termination of Service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (viii) the value of the Options and the underlying Shares cannot be predicted with certainty and will change over time and the Company does not guarantee any future value; (ix) if you are not an employee of the Company, the Options grant will not be interpreted to form an employment contract or relationship with the Company; nothing in this Agreement shall confer upon you any right to continue in the service of the Company or interfere in any way with any right of the Company to terminate your service as a director, an employee or consultant, as the case may be, at any time, subject to applicable law; the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the Shares underlying the Options; and (x) no claim or entitlement to compensation or damages arises if the value of the Options or the underlying Shares decreases and in consideration for the grant of the Options you irrevocably release the Company from any claim or entitlement to compensation or damages that does arise in connection with the Options.

24.    Data Privacy Consent. For purposes of the implementation, administration and management of the Options and the Plan or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you explicitly and unambiguously consent, by accepting the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social insurance number, tax identification number, date of birth, nationality, job title or duties, salary and payroll location, data for tax withholding purposes and Options awarded, cancelled, vested and unvested) is held by the Company and may be transferred to any broker designated by the Committee or third parties assisting in the implementation, administration and management of the Options or the Plan or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data, in electronic or other form, by the recipient(s) for these purposes. You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that personal data will be held only as long as is necessary to implement, administer and manage the Options or Plan or effect a Corporate Transaction. You understand that, to the extent required by applicable law, you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Payroll and Stock Transaction Group in the CFO-Finance Department in the Baltimore, Maryland - Pratt Street office. You understand, however, that refusing or withdrawing your consent may affect your ability to accept an award of Options or otherwise participate in the Plan.

25.    Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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GLOSSARY

(a)“Affiliate” means any entity, whether previously, now or hereafter existing, in which the Company, directly or indirectly, at the relevant time has a proprietary interest by reason of stock ownership or otherwise (including, but not limited to, joint ventures, limited liability companies, and partnerships) or any entity that provides services to the Company or a subsidiary or affiliated entity of the Company.

(b)“Agreement” means the contract consisting of the Notice, the Terms and the Plan.

(c)“Cause” means: (i) your plea of guilty or nolo contendere (or a similar plea) to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, as determined by the Committee in its sole discretion, or that legally prohibits you from working for the Company; (ii) your breach of a regulatory rule that adversely affects your ability to perform your employment duties to the Company in any material respect; or (iii) your failure, in any material respect, to (A) perform your employment duties, (B) comply with the applicable policies of the Company, (C) follow reasonable directions received from the Company or (D) comply with covenants contained in any contract with the Company to which you are a party; provided, however, that you shall be provided a written notice describing in reasonable detail the facts that are considered to give rise to a breach described in this clause (iii) and you shall have 30 days following receipt of such written notice during which you may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

(d)“Change in Control” has the meaning ascribed to such term in the Plan.

(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

(f)“Committee” means the Executive Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Executive Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Executive Compensation Committee; provided, however, that at any time the Board may serve as the Committee in lieu of or in addition to the Executive Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated.

(g)“Common Stock” means shares of common stock of T. Rowe Price Group, Inc., par value twenty cents ($0.20) per share and any capital securities into which they are converted.

(h)“Company” means T. Rowe Price Group, Inc. and its Affiliates and successors, except where the context otherwise requires. For purposes of determining whether a Change of Control has occurred, Company shall mean only T. Rowe Price Group, Inc.

(i)“Corporate Transaction” means the consummation of a reorganization, merger, tender offer, share exchange, consolidation or other business combination, acquisition of Price Group equity securities, or sale or other disposition of all or substantially all of the assets of Price Group or the acquisition of assets of another entity.

(j)“Executive Compensation Committee” means the Executive Compensation Committee of the Board of Directors of T. Rowe Price Group, Inc.

(k)“Expiration Date” means the date set forth on the Notice indicating when the Options expire if not sooner exercised, forfeited or otherwise terminated.

(l)“Fair Market Value” means, as of any date, unless otherwise determined by the Committee, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Committee may select.

(m)“Good Reason” means, during the 18-month period following a Change in Control, actions taken by the Company or any successor corporation or other entity in a Corporate Transaction resulting in a material negative change in your employment relationship in one or more of the following ways:

(i)    the assignment to you of duties materially inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities, in each case from those in effect immediately prior to the Change in Control;
(ii)    a material reduction of your aggregate annual compensation, including, without limitation, base salary and annual bonus and incentive compensation opportunity, from that in effect immediately prior to the Change in Control; or
(iii)    a change in your principal place of employment that increases your commute by 75 or more miles as compared to your commute immediately prior to the Change in Control.
In order to invoke a Termination of Service for Good Reason, you must provide written notice to the Company or any successor corporation or other entity in a Corporate Transaction with respect to which you are employed or providing services (as applicable, the “Service Recipient”) of the existence of one or more of the conditions constituting Good Reason within 90 days following your knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Service Recipient shall have 30 days following receipt of such written notice (the “Cure

Period”) during which it may remedy the condition. In the event that the Service Recipient fails to remedy the condition constituting Good Reason during the applicable Cure Period, your Termination of Service must occur, if at all, within 90 days following the expiration of such Cure Period in order for such termination as a result of such condition to constitute a Termination of Service for Good Reason.

(n)“Grant Date” means the date set forth on the Notice indicating when the grant of Options was approved by the Committee.

(o)“Notice” means the Notice of Grant of Stock Option Award that correlates with these Terms and sets forth the specifics of the applicable award of Options.

(p)“Option” means a right to purchase a specified number of shares of Common Stock from Price Group at a specified price during a specified period of time after the right becomes exercisable. Each Option represents a contractual obligation of the Company to deliver one share of Common Stock to the option holder upon due exercise of the Option.

(q)“Plan” means the T. Rowe Price Group, Inc. 2012 Long-Term Incentive Plan.

(r)	“Price Group” means T. Rowe Price Group, Inc.

(s)“Service” means your employment with the Company, inclusive of any period of credited service that may be allocated to you by the Company in writing for periods during which you were not employed with the Company. Your Service will be considered to have ceased with the Company if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed is not T. Rowe Price Group, Inc. or its successor or an Affiliate of T. Rowe Price Group, Inc. or its successor.

(t)“Termination of Service” means the termination of your employment with the Company. Temporary absences from employment because of illness, vacation or leave of absence and transfers among entities that comprise the Company, including all Affiliates, shall not be considered Terminations of Service; provided, however, that the Committee has discretion to determine that a Termination of Service has occurred if, for six continuous months, you are absent or otherwise unable for any reason to perform substantially all the essential duties of your position, as determined by the Committee. The Committee has discretion to determine the date upon which you incur a Termination of Service.

(u)“Terms” mean this Statement of Additional Terms Regarding Awards of Stock Options.

(v)“Total and Permanent Disability” means that you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until your death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which you participate and that conditions the right to receive benefits under such program on your being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until your death or result in death. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of your condition.

(w)“Withholding Taxes” means any foreign (non-United States), federal, state and local taxes and social insurance contributions required by law to be withheld which arise in connection with the Options.

(x)“You”; “Your”. You means the recipient of the Options as reflected in the Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

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